SECOND AMENDMENT TO THE
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
FOR SELECT EXECUTIVE EMPLOYEES OF
OLD NATIONAL BANCORP AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2003)

WHEREAS, Old National Bancorp (the “Company”) maintains the Supplemental Deferred Compensation Plan for Select Executive Employees of Old National Bancorp and Subsidiaries (As Amended and Restated Effective January 1, 2003) (the “Plan”); and

WHEREAS, pursuant to the authority contained in Section 7.01 of the Plan, the Company has reserved the right to amend the Plan by action of its Board of Directors (the “Board”); and

WHEREAS, the Board has determined that the Plan should be amended to allow select executive employees of the Company to defer payments under the Company’s “gainsharing plan” and other categories of bonus or incentive compensation designated by the Compensation Committee from time to time in its sole discretion;

NOW, THEREFORE, pursuant to the power reserved to the Company under Section 7.01 of the Plan, the Plan is hereby amended, effective as of January 1, 2004, as follows:

1. By amending Section 3.1(b) to read as follows:

“(b) Limit on Contributions. The maximum percentage of a Participant’s Compensation that may be subject to Participant Salary Deferral Contributions for a Plan Year commencing on or after January 1, 2000, cannot exceed twenty-five percent (25%) of such Participant’s Compensation for such Plan Year. It is noted that, (i) pursuant to subsection (d), for any Plan Year commencing on or after January 1, 2000, a Participant may defer up to Seventy-Five Percent (75%) of any annual bonus under the Old National Bank Executive Short Term Incentive Plan (“Short Term Incentive Plan”), and (ii) pursuant to subsection (e), for any Plan Year commencing on or after January 1, 2004, a Participant may defer up to Seventy-Five Percent (75%) of any payment under the Company’s “gainsharing plan” or any other bonus or incentive plan or program designated by the Committee in writing from time to time in its sole discretion. As a result, the twenty-five percent (25%) of compensation limitation on Participant Salary Deferral Contributions shall be calculated by the Committee without regard to any bonus or other form of payment under the Short Term Incentive Plan, gainsharing plan or other plan or program designated by the Committee.”

2. By adding a new Section 3.1(e) to read as follows:

“(e) Deferral of Other Categories of Incentive Compensation. For each Plan Year commencing on or after January 1, 2004, Participants can defer payments made under the Company’s gainsharing plan. Deferrals of gainsharing plan payments shall be made on the same terms and subject to the same conditions as deferrals under Section 3.1(d); provided, however, that deferrals of any gainsharing plan payments in 2004 shall be made pursuant to a deferral agreement between a Participant and the Company which agreement must be fully executed and delivered prior to the date on which 2004 payments under the gainsharing plan are scheduled to be made. The provisions of the preceding sentence shall apply notwithstanding the second sentence of Section 3.2 regarding the time by which a deferral election must be made under the Plan. From time to time, the Committee may designate, in writing and in its sole discretion, other categories of incentive Compensation which can be deferred hereunder. Deferrals of such other categories of incentive Compensation shall be made on the same terms and subject to the same conditions as deferrals under Section 3.1(d).

The Plan shall remain the same in all other respects.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be signed on its behalf by its duly authorized officers this 22nd day of April, 2004, but effective as of January 1, 2004.

OLD NATIONAL BANCORP

By: /s/ Jeffrey L. Knight

Jeffrey L. Knight, Corporate Secretary

ATTEST:

/s/ Mike Ledbetter